Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-144496) of McMoRan Exploration Co. of our report dated July 24, 2007 relating to the Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties Acquired from Newfield Exploration Company, which appears in the Current Report on Form 8-K/A dated August 16, 2007.  We also consent to the references to us under the headings “Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
October 1, 2007